Exhibit 10.9

Translation

LOAN CONTRACT (in RMB)
Contract No. XD-2014-SHUOJIE-001

The Borrower: Jinshang International Financial Leasing Co., Ltd.

Business license number: 110000450099763

Legal representative: MU Renhui

Address:	2 Xizhimen Nanda Street, B8-18G, Xicheng District, Beijing City, PR. China.

Bank:	Bank of China, Zhenhua Street Branch, Shuozhou City

Tel:	010-82255118
Fax:	010-82255118-802

The Lender:	Bank of China, Shuozhou Branch

Legal representative/Officer-in-charge:	HAN Yuhui

Address:	19 Kaifanan Road, Shuozhou City, Shanxi Province. PR. China.

Tel:	0349-8855880
Fax:	0349-8855883

Through fair consultation, it is agreed between the Borrower and the Lender that pursuant to the contract which was entered into between the Borrower and Tong Coal Zheneng Majialiang Coal Industry Company Limited (Contract number: JS201414-RZ-001, the financial leasing agreement), the Lender shall grant the loan to the Borrower as follows:

1.	Currency and amount of the Loan

Currency:	Renminbi
Amount:	Renminbi 500,000,000.00 Yuan
Five hundred Million Renminbi Yuan.

2.	Loan period

Loan Period:	The Loan period of each drawdown of the Loan shall not exceed 5 years as from the date of the first drawdown.

The Borrower shall make drawdowns according to the agreed schedule and if the Borrower makes the drawdowns on the date later than the agreed schedule, the Borrower shall still be obliged to repay the Loan on schedule.

3.	Loan usage

Loan usage:	The Loan usage is for the Borrower to buy the sold leased back asset from Tong Coal Zheneng Majialiang Coal Industry Company Limited.

Without the Lender’s consent in writing, the Borrower shall not change the Loan usage, including but not limited to, for investments in stock and other securities, real estates, projects prohibited by any laws and rules, policy forbidden and disapproved projects and projects which are not supported by bank loans.

4.	Loan interest rate and interest rate determination

1)	Loan interest rate

The Loan interest rate is determined with reference to the announced lending rates of the People’s Bank of China for 1-5 years.

The Loan interest rate shall be adjusted once annually as from the second year of the Loan period.

Adjustments of Loan interest rates shall depend on whether there are changes of the announced lending rates of the People’s Bank of China for 1-5 years. Loan interest rate may be adjusted on the day of the anniversary of the first drawdown of the Loan. There shall be no adjustment to the Loan interest rate if there is no change of the announced lending rates of the People’s Bank of China for 1-5 years and if as at the date for adjustment, there are changes of the announced lending rate of the People’s Bank of China for 1-5 years, the Loan interest rate shall be adjusted according to the changes of the lending rates during the corresponding period. If the date for adjustment falls on a bank’s non-business day, the Loan interest rate shall be adjusted on the business day immediately prior to the bank’s non-business day. If the announced lending rates of the People’s Bank of China are no longer suitable for determination of the Loan interest rates, the Borrower and Lender may, by friendly consultation agree upon a mechanism for the determination of the Loan interest rates failing which the Borrower may elect to early repayment of the Loan and if the Borrower does not elect an early repayment of the Loan, the Loan interest rates shall be determined by the Lender.

2)	Interest Computation

Interest will be charged as from the date of the actual drawdown of the Loan and calculated on basis of the drawdown amount and the number of actual days of the borrowed amount.

The formula of interest computation: Interest = borrowed amount x actual number of days of the borrowing interest rate per day.

The interest rate per day is calculated on 360 days per year basis and the formula is: Interest Rate per day = Interest rate per annum / 360

3)	Interest settlement method

The Borrower shall settle interest payments every three months and on the 21st day of March, June, September and December of the year. If the interest settlement day falls on a statutory holiday or a public rest-day, the interest settlement shall be made on the working day immediately prior to the statutory holiday or the public rest-day.

According to Clause 7 hereof, if the Loan repayment day does not fall on the interest settlement day, the Loan repayment day shall also be the interest settlement day on which day, the Borrower shall re-pay the Loan and pay the accrued outstanding interest.

4)	Penalty

(1)	If Borrower fails to re-pay the Loan and interest thereon on schedule, the Borrower shall pay an overdue penalty interest on the overdue amount as from the overdue day to the day of settlement of the Loan and the overdue interest. Overdue penalty interest shall be 30% in addition to the Loan interest rate stipulated in Clause 1 hereof.

(2)	If the Borrower uses the Loan not according to the agreed usage, the Borrower shall pay an embezzled penalty interest on the embezzled part of the Loan from the day of embezzlement to the day of the full settlement of the outstanding Loan and interests.

Embezzled penalty interest shall be 50% in addition to the Loan interest rate stipulated in Clause 1 hereof.

(3)	For the overdue and embezzled Loan amount, the Borrower shall pay the interest thereon according to the embezzled penalty interest rate.

(4)	If Borrower fails to pay interest on time according to Sub-Clause 3 of this Clause, the Borrower shall pay the overdue interest which shall be a compound interest rate on the Loan interest rate stipulated in Clause 1 hereof. If the Loan is overdue, borrower shall pay a compound penalty interest pursuant to this Clause.

(5)	In the circumstance that the agreed composite interest rate is adjusted, the penalty interest and compound interest rates shall be adjusted accordingly as from the date of the composite interest rate being adjusted and shall be computed on periodical basis.

5.	Conditions precedent of drawdowns

The Borrower May make drawdowns of the Loan upon the following conditions being satisfied:

(1)	This Contract and attachments when signed shall become effective.

(2)	The financial leasing contract between the Borrower and Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited had been executed and the certified true copies thereof had been provided to the Lender.

(3)	The financial leasing income transfer agreement between the Borrower, Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited and the Lender had been executed and became effective.

(4)	The financial supervision agreement between the Borrower, Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited and the Lender had been executed and became effective.

(5)	The Borrower has provided to the Lender with photocopies of the business license and identification proof of the authorized representative of the Borrower.

(6)	The Borrower and Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited have successfully opened the requisite bank accounts for the purpose of this Contract with the People’s Bank of China at its Shouzhou Zhenghua Jie Branch.

(7)	The Borrower has provided the board resolutions or consent of the authorized division of the Borrower approving the entering into and carrying out of this Contract and the specimen signatures and documentary proofs of the usage of the Loan which shall be provided within 10 days of the drawdown.

(8)	The Borrower shall submit a written drawdown notice two bank working days before the drawdown.

(9)	The execution of this Contract shall be witnessed and verifications of the above mentioned documents shall be signified by the responsible person of the Bank of China at its Shuozhou Branch.

(10)	Issues as required by law and agreed by the parties.

The Lender reserves the right to reject a drawdown application of the Borrower on the above conditions being not satisfied other than that the Lender approves the drawdown notice.

6.	Drawdown schedule and method

Upon the Borrower having satisfied the conditions under Clause 5 of the Contract, the Borrower may make drawdown of the Loan according to the following drawdown schedule and method:

1)	Within one month from March 25, 2015, the Borrower shall complete a drawdown of the Loan which notice shall be made in writing and the Loan shall not be used without the consent of the Lender and the total drawdown amount shall not exceed the Loan amount stipulated in Clause 1 hereof.

2)	The Lender shall have the right to reject the Borrower’s drawdown application on lapse of time for drawdown as mentioned above.

7.	Repayment schedule

1)	The borrower shall repay the Loan on the following repayment schedule except the Borrower and the Lender agree otherwise:

REPAYMENT DATE	REPAYMENT AMOUNT (IN RENMINBI)
September 21, 2015	12,500,000.00
March 21, 2016	12,500,000.00
September 21, 2016	12,500,000.00
March 21, 2017	12,500,000.00
September 21, 2017	12,500,000.00
March 21, 2018	12,500,000.00
September 21, 2018	12,500,000.00
March 21, 2019	12,500,000.00
September 21, 2019	200,000,000.00
March 21, 2020	200,000,000.00

If the Borrower intends to make changes to the repayment schedule, the Borrower shall make application to the Lender in writing at least 15 bank working days before the scheduled repayment day and the Lender and the Borrower shall agree to the changes of the repayment plan in writing.

2)	Except as agreed otherwise, if the Loan amount and interest accrued thereon remain in arrear, the Lender shall have the right to determine the preference order of repayment. In the case that more than one repayment being overdue, the Lender shall have the right to determine the preference order of repayments and in the case that there are more than one Loan contract between the Lender and the Borrower, the Lender shall have the right to determine the preference order of contracts execution.

3)	Except as agreed otherwise, the Borrower may make early prepayment of the Loan by giving a written notice to the Lender 7 working days before the making the repayment and approval shall obtained from the Lender. The Borrower shall compansate the Lender at 0.5% on the early repaid amount. The early prepaid amount shall be applied in reverse order to repay the last repayment amount of the Loan. The Borrower shall not make a fresh drawdown on the early repaid amount.

4)	On the repayment date, the Lender shall have the right to collect each repayment and interest from the special bank account of the Borrower as follows:

Account name:   Jinshang International Financial Leasing Company Limited.
Account number:   147983002569

Bank name:   the Bank of China, Shuozhou Branch

8.	Representation and Warranties

1)	The Borrower represents and warrants as follows:

(1)	The Borrower is legally registered and existing and the Borrower has the entire civil capacity to sign and execute this Contract.

(2)	The Borrower has genuine intention to sign and perform this Contract and has obtained lawful and effective authority for the execution of the Contract pursuant to its charter and internal regulatory documents. This Contract shall have binding effect and will not breach other contracts, agreements and other legal documents which the Borrower has entered into. The Borrower has obtained or will obtain the required approval, permits, filing or registration relating to this Contract.

(3)	The Borrower agrees to provide to the Lender all documents, receipts (including but not limited to purchase orders and project invoices), seal, name list of related persons, specimen signatures, financial statements, certificates and other documents and warrants that they are true, complete, accurate and effective.

(4)	The Borrower warrants that it is not involved in any anti-social activities and warrants that the trade background presented in its application to the Lender for the Loan is true and lawful and the Loan is not used in any money laundry activities.

(5)	The Borrower did not conceal any information that may adversely affect the financial condition and the capacity in the performance of the contracts of the Borrower and guarantor.

(6)	The Borrower warrants that the Loan usage complies with the national industrial policies, land policies, environmental protection laws, rules and regulations, and control and relative policies. The borrower warrants that the invested project shall comply with the requirement of lawful management, approval and filing. The invested project satisfied the national requirements about capital funding system.

2)	The Borrower warrants to commit as follows:

(1)	The Lender shall supervise the usage of the Loan by the Borrower and the Borrower shall ensure that Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited shall accept the Lender’s supervision on the uage of the Loan.

(2)	At the request of the Lender, the Borrower shall and shall ensure Tong Coal Mine Group Zheneng Coal Company Limited periodically and timely provide to the Lender financial statements (including but not limited to annual reports, quarterly reports and monthly reports) and other related documents.

(3)	If the Borrower has signed or will sign the counter guarantee agreement or similar agreement with the guarantor in respect of this Contract, such agreement shall not damage any Lender’s rights under this Contract.

(4)	The Borrower shall allow Lender’s credit checking and supervision and afford sufficient support and co-operation.

(5)	The Borrower shall be obliged to notify the Lender if events occur affecting the financial condition or contractual capability of the Borrower or Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited, including but not limited to changes in the mode of operation such as split, mergers, joint venture, joint operation, joint venture with foreigner investors, sub-contracting, re-organization, restructuring and flotation plan of going public, and reduction of registered capital, transfers of major assets and shareholdings, bearing significant liabilities or incurring significant charges in collaterals, and guaranteed assets being seized, discharged, and dismissed and being petitioned for liquidation, or being involved in material litigation or arbitration, or being difficulty to continue operation or financial condition becoming worse. In the case of the occurrence of the following events of default, the Borrower or Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited shall timely notify the Lender, such as taking of any of the above actions which may adversely affect the repayment capability of the Borrower (at the absolute determination of the Lender) and shall obtain consent from the Lender prior to taking the above actions.

(6)	Repayment of the Loan to the Lender ranks higher preference than repayments to its shareholders and shall not rank lower preference than Borrower’s repayments of other loans of the same nature.

(7)	In the event that if the after tax net profit for the current financial year is zero or negative or the after tax net profit is insufficient to offset accumulated loss of previous financial years, or before tax profit is insufficient to repay the scheduled repayment, and pay interests and expenses for the current financial year, or before tax profit is insufficient to repay the next due scheduled repayment, interests and expenses, the Borrower shall not distribute dividends or bonus to its shareholders.

(8)	The borrower warrants that by entering into a financial leasing contract with Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited, the credit risk shall be assigned to Tong Coal Mine Group Zheneng Majiangliang Coal Company Limited.

(9)	Any other issues to be warranted by the Borrower.

9.	The Borrower’s disclosure on related party transactions in the Borrower’s group

For persons becoming customers of the Borrower under the Commercial Bank Group Customer Credit Business Risk Management Guide, the Borrower shall report details to the Lender of the related party transactions amounting over 10% of the asset value, which details include the relationship of the parties in the transaction, the project and nature of the transaction, amount of transaction and the corresponding proportion, price fixing policy (inclusive of transaction without consideration or without a notional consideration).

In the case of occurrence of any of the events described below, the Lender may suspend the remaining scheduled drawdowns and demand early repayment of the principal Loan and interest thereon:

The Borrower uses faked contracts with related parties and creates invoices and receivables to obtain funds or loans from banks as discounts or collaterals with non-existing transaction background.

In the occurrence of a major merger and material acquisition which, in the opinion of the Lender, will affect the security of the Loan.

The Borrower deliberately evades the Bank’s claims. Other events mentioned in Clause 18 of the Guide.

10.	Events of default and handling

The following events shall constitute or be deemed to constitute as events of default:

1)	The Borrower fails to perform its obligation to repay to or settle with the Lender of the amounts due under this Contract.

2)	The Borrower fails to use the Loan for the agreed usage under this Contract.

3)	The representation made by the Borrower in this Contract is found untrue and the Borrower is in breach of its warranties hereunder.

4)	In the occurrence of the event mentioned in Item 5 of Sub-Clause 2 of Clause 8, the Lender may deem the financial condition and performance capability of the Borrower or the Guarantor being adversely affected and the Borrower fails to provide a new guarantee or fails to arrange for substitution of the guarantor.

5)	The Borrower is in breach of its rights and obligations in other agreed terms of this Contract.

6)	The Borrower has committed an event of default in other contracts with other organization of the Lender of the Bank of China.

7)	The Guarantor has defaulted in the Contract or in other organization of the Lender of the Bank of China.

8)	The Borrower ceases operation, is dissolved or becomes bankrupt.

In the occurrence of the above events, the Lender may, depending on specific circumstances, shall have the right to take the following measures, separately or simultaneously:

1)	The Lender may demand the Borrower or the Guarantor to remedy the breach within a period of time.

2)	The Lender may, entirely or partly, reduce or terminate the credit line.

3)	The Lender may, entirely or partly, decline or suspend applications for drawdown of the Borrower under this Contract or other contracts between the Borrower and the Lender and the Lender may, entirely or partly, suspend or decline the release of payments or the loan application processing.

4)	The Lender may declare that the Loan and accrued interest thereon under this Contract and loans and accrued interest thereof, entirely or partly, under other contracts between the Borrower and the Lender, entirely or partly, shall be due immediately.

5)	The Lender may, entirely or partly, determine this Contract or other contracts between the Borrower and the Lender.

6)	The Lender may demand the Borrower to compensate it with the loss that the Lender may suffer as a result of the breach of this Contract by the Borrower.

7)	The Lender may withhold the money in the bank accounts of the Borrower in other branches of the Bank of China for the repayment of the entire or part of the debts owed by the Borrower in this contract and the undue deposits with the accounts shall be deemed as due and if the currency denoted in this Contract is different to the currency of the money with other accounts, the exchange rate to be adopted shall be the appropriate rate applicable to the Lender.

8)	The Lender may enforce the Contract by exercising the collateral.

9)	The Lender may demand the guarantor to perform the guarantee.

10)	The Lender may take any other measures as it deems fit.

11.	Reservation of right

Any party to this Contract not having exercised part or all its rights under this Contract or not having demanded the other party to perform or honor part or all its obligations and responsibilities shall not be deemed to abandon its right to enforce the performance of obligations by the other party or a waiver of obligations and responsibilities.

Any party to this Contract having tolerated not to or extended or delayed to exercise his rights under this Contract shall not affect its rights under this Contract, laws and rules and shall not be deemed to abandon its rights.

12.	Changes, modification and termination

Parties may, by mutual negotiation, agree unanimously in writing to change or modify this Contract and any change or modification shall form an integral part of this Contract.

The rights and responsibility shall not be terminated before its expiry other than by laws and rules or as mutually agreed by the parties.

The invalidity of any clause of this Contract shall not invalidate the remaining clauses of this Contract other than by laws and rules or as mutually agreed by the parties.

13.	Applicable laws and Dispute Resolution

The laws of the People's Republic of China shall apply to this Contract.

After this Contract becomes effective, disputes relating to the entering into and execution of this Contract and matters in relation thereto, shall be resolved by negotiation failing which, any of the parties may raise litigation against the other before the People’s Court located in the place where the Lender is situate.

During the period of time in resolving the dispute which if not being affected, the remaining parts of the Contract shall continue enforceable.

14.	Other costs

Save and except under the law or as agreed by the parties, the Borrower shall bear all costs related to the entering into and performing this Contract and disputes resolution (including but not limited to fees).

15.	Exhibits

The following exhibits as agreed by the parties hereto shall form an integral part of this Contract and shall have the same binding effect of this Contract:

1)	Drawdown notice;

2)	Interest payment notice

3)	Repayment notice

16.	Other terms

1)	Without the written consent of the Lender, the Borrower shall not assign the rights and obligations hereunder to third parties.

2)	The Borrower recognizes that the Lender, for their needs in business, may authorize other branches of the Bank of China to enforce its rights and perform its obligations under this Contract or assign the Contract to other branches of the Bank Of China for the performance of this Contract or other banks. Other branches of the Bank of China or other banks which have accepted the assignment of this Contract shall have the right to exercise the rights of this Contract, to raise lawsuits before court and put the disputes for arbitration and apply execution thereof.

3)	On basis of not affecting the enforceability of this Contract, the lawful successors and assignees of the respective parties shall be legally bound.

4)	Save and except as agreed by the parties, the parties hereby agree that residential addresses of the parties shall be their respective communication and contact addresses and agree to notify the other party in writing should there be changes.

5)	This Contract is entered into for the interest of the respective party’s benefit. Under the respective laws, rules and regulations, other parties shall be the related parties of the Lender and both parties shall not take advantages of such relationship which may affect the fairness of this Contract.

6)	The headline and business name in this Contract are just for the convenience sake and shall not be taken for the interpretation of the texts and the rights and obligations of the parties.

17.	Contract validation

This Contract shall be validated upon its being signed and sealed by the person having the authority to sign or the authorized person. This Contract shall be valid until the Borrower has repaid the full amount of the Loan and the interest accrued thereon.

This Contract shall be executed in duplicates each of which shall have the same legal effect and each of the Lender and the Borrower shall retain a copy thereof.

Borrower:	Lender:
Jinshang International Financial. Leasing Co., Ltd	Bank of China, Shuozhou Branch

Authorized signature: (signed and sealed)	Authorize signature: (signed and sealed)

Date : March 25, 2015	Date: March 25, 2015

Drawdown Notice

To:	Bank of China, ShuoZhou Branch

Pursuant to the Loan Contract entered into between you and us (Contract No. XD-2014-SHUOJIE-001), we hereby submit our Drawdown Notice as follows:

1.	We apply to drawdown the Loan per Mode No. (1) as below:

(1)	One-time drawdown.
(2)	Number - drawdown within the drawdown period.

Amount of drawdown: (Currency)	Renminbi
RMB 500,000,000
Renminbi Five Hundred Million Yuan

2.	Please make payment of the Loan to our bank account as follows:

Name of the account: Jinshang International Financial Leasing CO., LTD
Account Number: 147983002569

Bank Name: Bank of China, ShuoZhou Branch

Time of payment: within one month from March 25, 2015
Amount: Renminbi 500,000,000 Yuan

3.	We confirm that:

(1)	The Loan shall be used for the agreed usage per the Loan Contract.

(2)	From the date of this Drawdown Notice up to the date of drawdown, the representations, warranties and guarantee in the Loan Contract remain true, accurate, complete and effective.

(3)	Up to the date of this Drawdown Notice, there is no material adverse change in our business operation and financial condition.

4.	Up to the date of this Drawdown Notice, there is no event existing as an event of default mentioned in the Loan Contract or expected event of default and we further confirm that there shall be no event of default as at the date of drawdown.

5.	This withdrawal notice is irrevocable. We warrant that all conditions precedent to the drawdown have been satisfied under the Loan Contract and the drawdown amount of the Loan paid into our bank account shall constitute as the liability of us to you.

Applicant (sealed):    Jinshang International Financial Leasing Co. Ltd
Authorized signatory:  (signed by Mr. Mu Renhui)

Date:  March 25, 2015

Notice of Interest Payment

To:	Company

Pursuant to the Loan Contract entered into between you and us dated ________, 2015 (Contract No. XD-2014-SHUOJIE-001), we hereby give you notice to repay the Loan and pay the interest accrued thereof as follows:

Interest Payment Period: ___ Month __ Date, ___ Year to __ Month __Date, __ Year

Interest Rate:__%
Amount of interest:
Interest Payment Date:

Lender: Bank of China, ShuoZhou Branch

Date: _________, 2015

Payment Notice

To:	Company

Pursuant to the Loan Contract entered into between you and us dated ________, 2015 (Contract No. XD-2014-SHUOJIE-001), we hereby give you notice to repay the Loan as follows:

Amount of principal Loan: Renminbi ______
Account information:

Date of repayment:

Lender: Bank of China, ShuoZhou Branch

Date:_________, 2015